Exhibit 3.233

Certificate of the Incorporation of a Company No. of Company: 101696 IT IS HEREBY CERTIFIED that ROWAN (GIBRALTAR) LIMITED (originally called GREY PEARL LIMITED which name was changed by Special Resolution dated the 11th day of March Two Thousand and Ten) was incorporated as a limited company on the .18th day ofNovember Two Thousand and Eight. Given at Gibraltar, this 15th day of March Two Thousand and Ten.